Registration No. 333-144395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SEARS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1920798
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Address of Principal Executive Offices) (Zip Code)

Kmart Retirement Savings Plan for Puerto Rico Employees

Kmart Retirement Savings Plan for Manteno Distribution Center Union Employees

(Full Title of the Plans)

Dane A. Drobny

Senior Vice President, General Counsel and Secretary

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

(Name and Address of Agent for Service)

(847) 286-2500

(Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

On July 6, 2007, the Registrant filed a registration statement on Form S-8 (Registration No. 144395) (the “Registration Statement”) to register 15,000 shares of common stock of the Registrant (“Common Stock”) and an indeterminate amount of interests (the “Plan Interests”) in the Kmart Retirement Savings Plan for Manteno Distribution Center Union Employees (the “Kmart Manteno Plan”) and the Kmart Retirement Savings Plan for Puerto Rico Employees (the “Kmart Puerto Rico Plan”). Effective August 31, 2007, The Kmart Manteno Plan merged with and into the predecessor to the Sears Holdings Savings Plan, with the predecessor to the Sears Holdings Savings Plan as the surviving plan. As a result of the merger, the Kmart Manteno Plan and the interests therein ceased to exist. Effective March 31, 2012, the Kmart Puerto Rico Plan merged with and into the Sears Puerto Rico Savings Plan (the “Sears Puerto Rico Plan”), with the Sears Puerto Rico Plan as the surviving plan. The surviving plan was renamed, on the same date, the Sears Holdings Puerto Rico Savings Plan. As a result of the merger, the Kmart Puerto Rico Plan and the interests therein ceased to exist.

This Post-Effective Amendment No. 1 is being filed to deregister any remaining Plan Interests and 12,603 shares of Common Stock that remain available for issuance under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, Illinois, on January 25, 2013.

SEARS HOLDINGS CORPORATION (Registrant)

By:	/s/ William K. Phelan
	Name:	William K. Phelan
	Title:	Senior Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, the administrator of the successor to the Kmart Retirement Savings Plan for Puerto Rico Employees has duly caused this Post-Effective Amendment to the Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 25th day of January, 2013.

SEARS HOLDINGS PUERTO RICO SAVINGS PLAN, as successor to the KMART RETIREMENT SAVINGS PLAN FOR PUERTO RICO EMPLOYEES By: Sears Holdings Corporation Administrative Committee Plan Administrator

By:	/s/ William K. Phelan
Member of the Administrative Committee and Senior Vice President, Finance of Sears Holdings Corporation

Pursuant to the requirements of the Securities Act of 1933, the administrator of the successor to the Kmart Retirement Savings Plan for Manteno Distribution Center Union Employees has duly caused this Post-Effective Amendment to the Registration Statement to be signed on the Plan’s behalf by the undersigned, thereto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 25th day of January, 2013.

SEARS HOLDINGS SAVINGS PLAN, as successor to the KMART RETIREMENT SAVINGS PLAN FOR MANTENO DISTRIBUTION CENTER UNION EMPLOYEES

By: Sears Holdings Corporation Administrative Committee

Plan Administrator

By:	/s/ William K. Phelan
Member of the Administrative Committee and Senior Vice President, Finance of Sears Holdings Corporation